Exhibit 10.38

STRATUS PROPERTIES INC.
DIRECTOR COMPENSATION
(Effective January 1, 2018)

Cash Compensation

Each non-employee director of Stratus Properties Inc. (“Stratus”) receives an annual of $35,000. The lead independent director receives an additional annual fee of $25,000. Committee chairs receive an additional annual fee as follows: Audit Committee, $17,500; Compensation Committee, $12,500; and Nominating and Corporate Governance Committee, $10,000. Each committee member, excluding the chair of each committee, receives an additional annual fee as follows: Audit Committee members, $7,500; Compensation Committee members, $6,000; and Nominating and Corporate Governance Committee, $5,000. Each director also receives reimbursement for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

Equity-Based Compensation

Each non-employee director receives equity-based compensation under Stratus’ stock incentive plans, which were approved by Stratus’ stockholders. On September 1st of each year, each non-employee director receives a grant of restricted stock units (RSUs) having a grant date fair value equal to $45,000. The RSUs vest ratably over the first four anniversaries of the grant date. Each RSU entitles the director to receive one share of Straus common stock upon vesting.